Exhibit 99.1

For Information Contact:

Brett Maas

Hayden Communications (646) 536-7331

brett@haydenir.com

 Iteris Home Page: http://www.iteris.com

For Release at 1:05 p.m., PDT 05/29/08

Iteris, Inc. Reports Record Fourth Quarter Financial Results

—Fourth quarter revenues increase 10% to $17.1 million while operating income increases 91% to $2.3 million for the quarter and reaches a record $7.3 million for fiscal year 2008

SANTA ANA, Calif. — May 29, 2008 — Iteris, Inc. (AMEX: ITI), a leader in the traffic management market that focuses on the application and development of advanced technologies, today reported financial results for its fourth quarter and fiscal year ended March 31, 2008.

For the fourth quarter ended March 31, 2008, Iteris, Inc. reported net sales and contract revenues of $17.1 million, representing a 9.9 percent increase compared to net sales and contract revenues of $15.5 million reported for the fourth quarter of the prior fiscal year. The Company reported operating income of $2.3 million and net income of $7.9 million, or $0.23 per share, for the quarter ended March 31, 2008 compared to operating income of $1.2 million and net income of $1.6 million, or $0.05 per share, in the same quarter of the prior fiscal year. Net income in the current quarter included a $5.7 million income tax benefit primarily related to the recording of additional deferred tax assets associated with the Company’s federal net operating loss carryforwards.

The Company achieved a 70 basis point improvement in gross margins to 43.6 percent in the current quarter compared to 42.9 percent in the prior year period.   Quarterly operating expenses were $5.2 million, representing a decrease of 5.6 percent from $5.5 million in the prior year period, and decreased as a percent of net sales and contract revenues from 35.1 percent in the fourth quarter of fiscal 2007 to 30.2 percent in the current period.

For the fiscal year ended March 31, 2008, net sales and contract revenues were a record $65.2 million, an increase of 11.8 percent compared to net sales and contract revenues of $58.3 million in the prior fiscal year. All revenue streams contributed to this growth. The Company reported operating income of $7.3 million and net income of $12.2 million, or $0.35 per share, for the fiscal year ended March 31, 2008 compared to operating income of $3.8 million and net income of $2.9 million, or $0.09 per share, for the prior fiscal year. Included in fiscal year 2008 results was a $5.9 million income tax benefit compared to a $1.3 million income tax benefit in the prior year.

Abbas Mohaddes, the Company’s chief executive officer, commented, “I am  pleased with the results of both our fourth quarter and our 2008 fiscal year in terms of  financial performance and operational achievements. Aligned with our strategic plan, we achieved significant operating income growth and were able to expand our market share, introduce new products, services and initiatives and achieve key milestones. In addition, we have improved our overall financial strength. We are implementing a series of strategic initiatives and have established a pipeline of products and services which we believe will help to further accelerate our growth. I expect the need for traffic management products and services to expand both domestically and internationally and, by executing on our strategic plan, Iteris intends to be a beneficiary of this expansion.”

As of March 31, 2008, the Company had no borrowings against its line of credit, with $8.6 million of remaining availability. On March 31, 2008, there were 33.4 million shares of common stock outstanding.

Operational and Other Highlights

•                              Approximately $6.2 million in new Transportation Systems consulting contracts were signed during the quarter ended March 31, 2008. Transportation Systems consulting backlog at the end of the fourth fiscal quarter was $24.6 million, up from $20.1 million reported at the end of the fourth quarter of the prior fiscal year, representing an increase of 22.4 percent.

•                              To date, 62 US heavy truck fleets have selected the Iteris LDW system, collectively representing an estimated 45,000 vehicles, while testing of the LDW systems continues with 82 heavy truck fleets which the Company estimates represent more than 160,000 vehicles.

•                              During fiscal year 2008, the Company introduced several new additions to its Vantage® product line. The products introduced include the Edge® 2-4 processor, which is the industry’s first rack mounted 4 channel video detection system, a new Interface Module, a new Input/Output Module, as well as other peripherals. These new products and peripherals are designed to improve ease of use in the sizable and growing key market segments as well as to increase functionality of our Vantage® products.

•                              During February 2008, the Company announced the retirement of $2.1 million in convertible debentures for $1.8 million. The debentures were repaid using funds borrowed from the Company’s $10.0 million line of credit.  The line was repaid in full prior to March 31, 2008 and the Company has no borrowings against the line at this time. Repayments on the line were facilitated through internally generated cash flows.

•                              On March 13, 2008, the Company announced the introduction of its first-to-market Safety Direct™ system for the heavy truck market. The Iteris Safety Direct™ system analyzes real-time lane departure warning (LDW) data captured by Iteris’ LDW system and can relay this information directly to fleet operators through integration with the truck’s existing fleet communications system. The system provides an immediate warning to fleet operators if their drivers are having difficulty staying in their lanes, often a first indicator of driver drowsiness or other potential problems.

•                              On April 1, 2008, the Company announced the release of the latest addition to its Vantage® family of video detection systems, VersiCamTM. VersiCamTM combines Iteris’ proven video detection algorithms and imaging technology into one, easy to use, integrated camera and processor system. The product is designed to address new markets with price-sensitive applications such as the “semi-actuated” intersection market and is ideal for a wide variety of international traffic management applications. VersiCamTM offers flexibility in “detection zone” placement, reduced need for lane closures during installation, and the availability of a video image for transmission to a central control facility.

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results of the fourth quarter and fiscal year ended March 31, 2008 today, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the Internet. To listen to the webcast please visit the Investor Relations page on the Company’s website at www.iteris.com/CCBN/ir.html. The webcast will be recorded and available for replay until June 12, 2008.

About Iteris, Inc.

Iteris, Inc. is a leader in the traffic management market. Iteris is focused on the development and application of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion and improve the safety of surface transportation systems. Combining outdoor image processing, traffic engineering and information technology, Iteris offers a broad range of Intelligent Transportation Systems and driver safety solutions to customers worldwide. Iteris is headquartered in Santa Ana, California with offices throughout the U.S., Europe and Asia. Investors are encouraged to contact us at 888-329-4483, or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to the market demand for our products and technologies and statements about our future performance, financial condition and operating results. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our ability to secure additional Transportation Systems consulting contracts and to further expand our vehicle detection and LDW revenues and technologies; our customers’ production schedules, agendas and plans for the deployment of our LDW system as a standard safety feature or as an option; our customers’ ability to meet their planned manufacturing and sales schedules; the success of our customer’s products that incorporate our technologies; the potential unforeseen impact of product offerings from competitors and other competitive pressures; governmental budgetary issues and constraints, and funding delays; our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the ability of our partner, Valeo, to expand sales of LDW systems into passenger car markets; the effectiveness of cost and expense reduction efforts; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including general economic slowdown and volatility in the technology sector and housing market, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	March 31,
	2008	2007
	(unaudited)
ASSETS:
Cash	$421	$35
Trade accounts receivable, net	13,108	11,493
Costs and estimated earnings in excess of billings on uncompleted contracts	5,351	3,689
Inventories	4,226	6,379
Prepaid expenses	371	385
Deferred tax assets	8,967	3,027
Property and equipment, net	3,467	1,712
Goodwill	27,774	27,774
Intangible assets, net	257	404
Other assets	322	352
Total assets	$64,264	$55,250

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$12,852	$9,697
Revolving line of credit	—	4,015
Deferred compensation plan liability	391	730
Term and other debt	244	2,297
Convertible debentures, net	7,566	9,410
Total liabilities	21,053	26,149
Redeemable common stock	—	3,414
Total stockholders’ equity	43,211	25,687
Total liabilities and stockholders’ equity	$64,264	$55,250

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Net sales and contract revenues:
Net sales	$10,111	$9,750	$40,326	$36,248
Contract revenues	6,956	5,777	24,837	22,049
Total net sales and contract revenues	17,067	15,527	65,163	58,297
Costs of net sales and contract revenues:
Cost of net sales	5,197	5,029	20,499	19,829
Cost of contract revenues	4,429	3,842	16,367	14,460
Gross profit	7,441	6,656	28,297	24,008
Operating expenses:
Selling, general and administrative	4,448	4,229	17,268	16,094
Research and development	943	1,218	3,566	4,030
Deferred compensation plan	(278)	(30)	21	(91)
Amortization of intangible assets	37	37	147	147
Total operating expenses	5,150	5,454	21,002	20,180
Operating income	2,291	1,202	7,295	3,828
Non-operating income (expense):
Other income (expense), net	211	(3)	252	(653)
Interest expense, net	(238)	(400)	(1,284)	(1,600)

Income before income taxes	2,264	799	6,263	1,575
Income tax benefit	5,679	798	5,900	1,343
Net income	$7,943	$1,597	$12,163	$2,918

Earnings per share:
Basic	$0.24	$0.05	$0.37	$0.10
Diluted	$0.23	$0.05	$0.35	$0.09

Weighted average shares outstanding:
Basic	33,188	31,077	32,723	29,698
Diluted	34,829	34,192	34,713	33,348